Exhibit 16.1

Tel:	713-960-1706	2929 Allen Parkway, 20th Floor
Fax:	713-960-9549	Houston, TX 77019
www.bdo.com
March 19, 2024
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 18, 2024, to be filed by our former client, Perimeter Solutions, SA. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,